Exhibit 5.1

Linklaters LLP

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London EC2Y 8HQ

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simon.branigan@linklaters.com

Abengoa Yield plc Great West House, GW1, 17th floor Great West Road Brentford, United Kingdom TW8 9DF

12 June 2014

Dear Sirs

Legal Opinion in relation to the proposed initial public offering of Abengoa Yield plc (“Yieldco”)

1	Introduction

We have acted as English legal advisers to Yieldco in connection with the registration pursuant to Rule 462(b) under the U.S. Securities Act of 1933 (the “Securities Act”) of ordinary shares (the “Shares”) of $0.10 nominal value of Yieldco. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to Yieldco’s registration statement on Form F-1 (File No. 333-194970) (as amended through the date hereof, the “Initial Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act, which Initial Registration Statement is incorporated by reference into the registration statement to which this opinion is an exhibit (the “Registration Statement”) pursuant to Rule 462(b) of the Securities Act. We have taken instructions solely from Yieldco.

2	English law

This opinion is limited to English law as applied by the English courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.

3	Scope of Enquiry

For the purpose of this opinion:

3.1	we have examined the following documents:

3.1.1	a copy of the Registration Statement filed with the Commission on 2 June 2014;

3.1.2	A copy of the Certificate of Incorporation and the Certificate of Re-registration as a public company of Yieldco;

3.1.3	A copy of the Articles of Association of Yieldco adopted on 17 March 2014, and a copy of the Articles of Association of Yieldco adopted on 18 June 2014;

3.1.4	A copy of the Minutes of Meetings of the Board of Directors of Yieldco held on 17 March 2014, 20 March 2014, and 28 May 2014;

3.1.5	The results of an online search in respect of Yieldco on the Companies House Direct Service made at 10:17 a.m. on 10 June 2014 (the “Search”).

3.1.6	The results of a telephone search at the Central Registry of Winding-Up Petitions in relation to Yieldco made at 12:27 p.m. on 10 June 2014 (the “Telephone Search”).

3.2	We express no opinion as to any taxation matters.

4	Assumptions

For the purpose of this opinion, we have assumed that:

4.1	All copies of documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	The documents referred to in paragraphs 3.1.2 and 3.1.3 are up-to-date.

4.4	The Minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes were validly passed and remain in full force and effect without modification.

4.5	The written resolutions referred to in paragraph 3 were validly passed and remain in full force and effect without modification.

4.6	None of the documents examined by us has been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise).

4.7	on each date of the allotment and issue of the Shares (each an “Allotment Date”) Yieldco has complied with all applicable laws to allot and issue the Shares and Yieldco will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium.

4.8	no step has been taken to wind up, strike off or dissolve the Company or appoint an administrator or receiver or nominee or supervisor in respect of a company voluntary arrangement or similar official in respect of Yieldco or any of its assets or revenues or to obtain a moratorium which has not been revealed by the Search or the Telephone Search.

4.9	the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of Yieldco as in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of Yieldco in a general meeting to allot and issue Shares on a non pre-emptive basis.

4.10	the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this opinion means that, under the Companies Act 2006 (as amended), the articles of association of Yieldco and any resolution taken under the articles of association of Yieldco approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by Yieldco or any other person.

4.11	following the date of this opinion and prior to the issue of the Shares, Yieldco will validly enter into an underwriting agreement on substantially the terms and conditions described at page 224 of the Registration Statement (the “Underwriting Agreement”).

5	Opinion

Based on the documents referred to and assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the following opinion:

The Shares will be duly authorised and, when (i) issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and (ii) valid entries in the books and registers of the Company have been made, will be validly issued, fully paid and non-assessable.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

6.2	Our opinion that Yieldco is existing is based on the Search and the Telephone Search. It should be noted that the Search and the Telephone Search are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced.

7	Consent

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP